UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2014 (August 28, 2014)

CARDAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-181719	45-4484428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Woodlawn Drive, Suite 129, Honolulu, Hawaii 96822

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (808) 457-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 28, 2014, Cardax, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger dated as of such date (the “Merger Agreement”) by and among the Company and Cardax Pharmaceuticals, Inc., a Delaware corporation (“Holdings”), pursuant to which Holdings shall merge with and into the Company (the “Merger”), with the Company surviving the Merger. The closing of the Merger will occur on or promptly after the date that the conditions to the closing specified in the Merger Agreement are satisfied or waived by the applicable party, including the approval of the stockholders of Holdings.

There will not be any cash consideration exchanged in the Merger. At the effective time of the Merger (the “Effective Time”):

●	all issued and outstanding shares of capital stock of Holdings shall be converted into and exchanged for shares of preferred stock of the Company (the “Merger Shares”) convertible, without charge or any further action by the preferred stockholders or the Company, in three equal tranches on February 7, 2015, June 30, 2015, and December 31, 2015, into an aggregate number of shares of the Company’s common stock held by Holdings immediately prior to the Merger; and

●	the shares of the Company’s common stock held by Holdings immediately prior to the closing of the Merger shall be cancelled.

Accordingly, after the Merger and full conversion of the Merger Shares, there will not be any change to our capitalization due to the Merger.

The foregoing summary of the Merger Agreement does not purport to be complete, and is qualified in its entirety by the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 28, 2014, by and between Cardax Pharmaceuticals, Inc. and Cardax, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2014

CARDAX, INC.

By:	/s/ David G. Watumull
David G. Watumull
Chief Executive Officer

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